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Exhibit 23.4

Independent Auditors' Consent

The Board of Directors
AltaVista Company:

We consent to the incorporation by reference in this registration statement (No. 333-105766) on Form S-3 of Yahoo! Inc. of our report dated April 16, 2003, with respect to the consolidated balance sheets of AltaVista Company and subsidiaries as of July 31, 2002 and July 31, 2001, and the related consolidated statements of operations, changes in owners' equity (deficit), and cash flows for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated April 16, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Mountain View, CA
August 7, 2003

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  Exhibit 23.4
Independent Auditors' Consent